Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2008 Stock Incentive Plan of Stream Global Services, Inc. of our report dated March 13, 2009, with respect to the consolidated financial statements of Stream Global Services, Inc. (formerly Global BPO Services Corporation) (the successor) as of and for the year ended December 31, 2008 and the consolidated financial statements of Stream Holdings Corporation (the predecessor) as of December 31, 2007 and for the seven month period ended July 31, 2008 and the years ended December 31, 2007 and 2006, included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 5, 2009